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CONTACT:  Dan King, Vice President of Finance and Administration
          The Cherry Corporation
          (847) 360-3541                                  FOR IMMEDIATE RELEASE

         THE CHERRY CORPORATION ANNOUNCES COMMENCEMENT OF TENDER OFFER

WAUKEGAN, IL. (June 15, 2000) - The Cherry Corporation (Nasdaq - CHER) announced today the commencement of the tender offer contemplated by the Agreement and Plan of Merger with CABO Acquisition Corp., a company formed by Peter Cherry and certain of his affiliates, which was announced on June 5, 2000. In the tender offer CABO Acquisition Corp. is offering to purchase for $26.40 per share in cash all of the outstanding shares of The Cherry Corporation's common stock other than shares owned by Mr. Cherry and certain of his affiliates. The tender offer is being made pursuant to definitive tender offer materials that will be distributed to the Company's stockholders and filed with the Securities and Exchange Commission. The tender offer is expected to remain open until July 13, 2000, unless extended, and will be followed by a merger under which those shares not tendered will be converted into the right to receive the same $26.40 per share in cash. The merger and the closing of the tender offer is subject to the condition that the number of shares tendered when combined with about 53% already owned by Peter Cherry and certain of his affiliates will equal more than 67% of the shares of common stock issued and outstanding.

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls for the worldwide automotive, computer, and consumer and commercial markets. The Company has two operating divisions in the United States and seven wholly owned subsidiaries in Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Limited. Additional information is available on the Company's website at http://www.cherrycorp.com

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE CHERRY CORPORATION. CABO ACQUISITION CORP. HAS FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND THE COMPANY HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH

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RESPECT TO THE OFFER.  THE OFFER TO PURCHASE, THE RELATED LETTER OF
TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF THE CHERRY CORPORATION, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT ARE ALSO AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THE COMMISSION'S ADDRESS IS 450 5TH STREET N.W., WASHINGTON, D.C. 20549. THE TELEPHONE NUMBER OF THE PUBLIC REFERENCE ROOM IS (202) 942-8090. COPIES OF THE MATERIALS WILL ALSO BE AVAILABLE DIRECTLY FROM THE INFORMATION AGENT, MORROW & CO., INC. STOCKHOLDERS CALL (800) 566-9061. BANKS AND BROKERAGE FIRMS CALL (800) 662-5200. OTHERS CALL COLLECT AT (212) 754-8000.

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